                                                                                        EXHIBIT 10.1

TENTH AMENDMENT TO EMPLOYMENT AGREEMENT

Whereas, heretofore, under date of May 12, 2004, Adams Resources & Energy, Inc. (“ARE”) and Frank T. “Chip” Webster (“Webster”) entered into that certain Employment Agreement bearing that date, which Employment Agreement provided for the employment of Webster by ARE subject to the terms and conditions as set forth; and

WHEREAS, Webster and ARE entered into that certain Employment Agreement effective May 12, 2004 (as amended on May 18, 2005, May 19, 2006, March 1, 2007, December 17, 2007, September 20, 2008, December 23, 208, December 8, 2009, December 6, 2010, and December 6, 2011 collectively, the “Employment Agreement”); and

WHEREAS, the Employment Agreement is now in full force and effect and ARE and Webster mutually desire to hereby modify and amend the Employment Agreement to the extent and in the manner hereinafter specified.

1. NOW, THEREFORE, in consideration of the premises and mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ARE and Webster do hereby mutually agree that Section 1.(a) of the Agreement be and the same is hereby amended to hereafter be and read as follows:

Section 1. (a)                      ARE hereby employs Webster as its President and Chief Operating Officer and Webster hereby accepts such employment for the time period beginning May 14, 2004, and ending May 13, 2016, subject to earlier termination as hereinafter set forth (the "Term"). Anything herein contained to the contrary notwithstanding, ARE shall have the unilateral right to terminate Webster's employment at any time during the Term with or without cause.

2. ARE and Webster do hereby mutually agree that Section 5. (a) of the Agreement be and the same hereby is amended  by adding the following sentence to the end of Section  5(a):

In the event the Term of this Agreement is extended beyond May 13, 2015, the base salary for the year May 14, 2015 to May 13, 2016, shall be the base salary which was paid to Webster in the final year of the Term as set out in the Agreement.

3.           This Amendment may be amended or modified only by written instrument executed by ARE and Webster.

4.           This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.           This Amendment and the Employment Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter hereof.

6.           Said Agreement, as hereby amended, shall continue in full force and effect subject to all of its terms and provisions and ARE and Webster do hereby agree and declare that the Agreement as amended, is binding upon each party and is a valid and subsisting Agreement.

Executed the ______ day of ___________________, 2012.

ADAMS RESOURCES & ENERGY, INC.

    By/s/ K. S. Adams, Jr.
    K. S. Adams, Jr.
    Chairman of the Board and
Chief Executive Officer

   By/s/Frank T. Webster
    Frank T. "Chip" Webster
    President and Chief Operating Officer